2008 AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment (the "Amendment") to the EMPLOYMENT AGREEMENT (the "Agreement") made as of July 26, 2007 between PEPCO HOLDINGS, INC. (the "Company") and DENNIS R. WRAASE (the "Executive ") is adopted by the parties hereto to be effective as of August 1, 2008.

WHEREAS, the Parties wish to modify and supplement the terms of the Employee's employment with the Company for compliance with section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), as hereinafter provided;

WHEREAS, while the Agreement must be operated in compliance with Code Section 409A, pursuant to guidance issued by the Internal Revenue Service amendments to comply with the provisions Code Section 409A to bring the applicable document into compliance with Code Section 409A must be made no later than December 31, 2008, to be effective no later than January 1, 2009:

Accordingly, the Parties agree as follows:

Section 1 of the Agreement shall be restated in its entirety to read as follows:

"1.           Term of this Agreement. The term of this Agreement shall begin on the date first set forth above and shall end on June 1, 2009 (the "Term of this Agreement") or, if earlier, after all of the Company's and the Executive's obligations hereunder have been satisfied following termination of the Executive's employment during the Term of this Agreement.'

Section 7(f) shall be restated in its entirety to read as follows:

"(f)           Notwithstanding the above, if the Executive qualifies as a "specified employee", as defined in Section 409A(2)(B)(i) of the Internal Revenue Code, at the time of the Executive's separation from service for any reason other than death, any benefits otherwise provided or payable which are subject to Code Section 409A(a)(2)(B) shall be subject to a six month deferral in payment and will not be otherwise payable or provided to the Executive until the earlier of the date of the Employee's death or six months after the date of such separation from service. Any amounts that are deferred in respect of this six month restriction shall be paid to Executive as soon as practicable after the end of the six-month period (or date of death if earlier), but in no event later than 5 business days after the end of such six month period, at which time any remaining payments and benefits will continue to be paid and provided for in the normal form described in herein.

Section 7(g) is added to Section 7 to read as follows:

"(g)                      Notwithstanding any provision herein, any payment or benefit under this Agreement which is considered a reimbursement under Code Section 409A must be made no later than the last day of the Executive's taxable year following the Executive's taxable year in which the expense subject to the reimbursement was incurred."

This Amendment shall be effective August 1, 2008.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement.

EXECUTIVE
/s/ D. R. Wraase
PEPCO HOLDINGS, INC.
By:	/s/ Willilam T. Torgerson Name: William T. Torgerson Title: Vice Chairman & CLO